Exhibit 23.1

Consent of Independent Public Accountants

      We consent to the reference to our firm under the captions “Experts,” “Partnership Merger Selected Historical Consolidated Financial Data” and “REIT Merger Selected Historical Consolidated Financial Data” in Amendment No. 3 to the Registration Statement on Form S-4 and related Prospectus of Equity Office Properties Trust and EOP Operating Limited Partnership for the registration of common shares of beneficial interest and class A units of limited partnership interest related to the merger of Spieker Properties, L.P. with and into EOP Operating Limited Partnership and to the incorporation by reference therein of our reports, both dated February 5, 2001, except for Note 26, as to which the date is February 23, 2001, on the consolidated financial statements and schedule of Equity Office Properties Trust and EOP Operating Limited Partnership included in their respective Annual Reports on Form 10-K/A for the year ended December 31, 2000, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP

Chicago, Illinois

June 4, 2001